EXHIBIT 99

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-4271
TANDY BRANDS ACCESSORIES REPORTS
FOURTH QUARTER 2005 RESULTS
-Announces Ninth Consecutive Quarterly Dividend-
ARLINGTON, TX, August 22, 2005 – Tandy Brands Accessories, Inc. (Nasdaq NM:TBAC) today announced financial results for the fourth quarter ended June 30, 2005.
For the fourth quarter of fiscal 2005, net sales decreased 3.6% to $42.9 million compared to $44.5 million for the same period last year. The company reported a net loss for the fourth quarter of $2.1 million, or ($0.33) per diluted share compared to net income of $129,000 or $0.02 per share in the prior year’s fourth quarter. These results are in-line with the financial results previously announced on August 12th. The fourth quarter net loss includes a non-cash charge net of tax of $0.08 per diluted share related to goodwill impairment associated with the women’s department store business.
For the fiscal year ended June 30, 2005, net sales were $221.2 million compared to $215.4 million for the same period in the prior year. Net income for the twelve-month period totaled $4.0 million, or $0.61 per diluted share, compared to net income of $7.0 million, or $1.09 per diluted share, for the same period last year.
J. S. B. Jenkins, President and Chief Executive Officer, commented, “As we previously announced on August 12th, we did not meet our plan for the fiscal 2005 fourth quarter. Our sales decrease and net loss were the result of a delayed shipment of women’s mass merchant accessories to a large customer from the fourth quarter 2005 to the first quarter 2006 and ongoing restructuring activities related to the consolidation of our women’s mass merchant and department store business units. We are taking the right steps to improve the management, distribution, and infrastructure in our women’s business and believe our initiatives will better position the business for growth ahead.”
Mr. Jenkins continued, “Our balance sheet showed improvement in the fourth quarter. The Company’s cash flows were solid and we were able to reduce our debt position during the fourth quarter by $4.5 million. Going forward, we plan to continue to reduce our debt position which will allow us greater operating flexibility.”

As a result of the Company’s annual audit, an adjustment related to a deferred tax asset associated with our Canadian operations was identified that will require restatement of the fiscal 2004 and prior financial statements. This restatement will reduce 2004 reported earnings per diluted share by $0.01. Additionally, beginning stockholders’ equity for fiscal 2004 will be reduced by approximately $866,000. This deferred tax adjustment had no impact on the Company’s fiscal 2005 financial results.
For the 2006 fiscal year, the company anticipates net sales to be in the range of $226 to $230 million and earnings to be within a range of $1.05 to $1.11 per diluted share. In the first fiscal quarter, the Company anticipates net sales to be in the range of $60 to $63 million and earnings to be in the range of $0.37 to $0.41 per diluted share.
The company also announced today that the Board of Directors approved a quarterly dividend of $0.0275 per common share that will be payable October 20, 2005, to shareholders of record at the close of business on September 30, 2005.
Mr. Jenkins concluded, “As we enter the 2006 fiscal year, we are confident in our ability to grow the key components to both business segments. On the men’s side, opening new doors and increasing our product penetration in existing doors is our top priority. The first quarter is trending well for our core small leather goods and belt businesses, as well as from our newer gift accessories and neckwear businesses. We expect the performance in our women’s business to improve as we continue to achieve cost savings, and identify synergies that will enhance our margins and sales performance in the fiscal year ahead.”
Conference Call Information
Investors and interested parties will have the opportunity to listen to management’s discussion of Tandy Brands’ fourth quarter results in a conference call to be held today, Monday, August 22, 2005, at 10:00 a.m. ET. The dial-in number for the call is (913) 981-4911. For those who are unable to listen to the live broadcast, an audio replay of the call will be available through Monday, August 29, 2005, and can be accessed by dialing (719) 457-0820, passcode #7920794. A live webcast of the conference call will also be broadcast at: www.viavid.net.
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, neckwear, gifts, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.
(Tables to follow)

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2005	2004	2005	2004
		(As Restated)		(As Restated)
Net sales	$42,864	$44,469	$221,232	$215,420
Cost of goods sold	27,788	28,278	139,999	140,135

Gross margin	15,076	16,191	81,233	75,285

Selling, general and administrative expenses	16,143	14,660	67,975	57,519
Goodwill impairment	847	—	847	—
Depreciation and amortization	1,312	1,005	5,025	4,055

Total operating expenses	18,302	15,665	73,847	61,574

Operating income (loss)	(3,226)	526	7,386	13,711

Interest expense	(251)	(391)	(1,222)	(2,357)
Royalty and other income	38	73	246	128

Income (loss) before provision for income taxes	(3,439)	208	6,410	11,482
Provision (benefit) for income taxes	(1,318)	79	2,423	4,530

Net income (loss)	$(2,121)	$129	$3,987	$6,952

Earnings (loss) per common share:	$(0.33)	$0.02	$0.63	$1.12

Earnings (loss) per common share-assuming dilution:	$(0.33)	$0.02	$0.61	$1.09

Dividends declared per share	$0.0275	$0.025	$0.11	$0.10

Common shares outstanding	6,444	6,319	6,349	6,229

Common shares outstanding shares-assuming dilution	6,444	6,457	6,588	6,389

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	June 30,
	2005	2004
		(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$3,429	$6,086
Accounts receivable, net	31,437	33,427
Inventories	67,584	57,086
Deferred income taxes	4,229	3,058
Other current assets	2,359	1,613

Total current assets	109,038	101,270

Property, plant and equipment, at cost:
Property and equipment, at cost	37,742	34,581
Accumulated depreciation	(23,896)	(20,206)

Net property, plant and equipment	13,846	14,375

Goodwill, net of accumulated amortization	17,047	11,655
Other intangibles, net of accumulated amortization	6,403	4,534
Supplemental Executive Retirement Plan assets	2,552	1,255
Other noncurrent assets	1,425	1,534

TOTAL ASSETS	$150,311	$134,623

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,510	$14,224
Accrued expenses	6,849	6,362

Total current liabilities	22,359	20,586

Notes payable	16,055	10,000
Deferred income taxes	2,244	2,066
Supplemental Executive Retirement Plan liability	2,926	1,721
Other noncurrent liabilities	1,297	1,302

Total liabilities	44,881	35,675

Stockholders’ equity:
Common stock	6,573	6,306
Additional paid-in capital	29,597	26,765
Cumulative other comprehensive income (loss)	77	(121)
Shares held by Benefit Restoration Plan Trust	(981)	(894)
Retained earnings	70,164	66,892

Total stockholders’ equity	105,430	98,948

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$150,311	$134,623